Exhibit 5.1

Asia Pacific Wire & Cable Corporation Limited	Email MEBrewer@applebyglobal.com
5th Floor Victoria Place 31 Victoria Street	Direct Dial +1 441 298 3226
Hamilton, HM 10	Tel +1 441 295 2244
Bermuda	Fax +1 441 292 8666

Your Ref
The Purchasers (defined below)
Appleby Ref 100542.0136/MEB/AK

3 October 2025
Dear Sirs
ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED (COMPANY)
INTRODUCTION
This opinion as to Bermuda law is addressed to you in connection with: (i) the filing by the Company of a registration statement on Form F-1 (as may be amended, the Registration Statement) filed with the Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to the issuance of common shares, $0.01 par value per share, of the Company (Shares), issuable upon the exercise of non-transferable subscription rights being distributed to the existing holders of common shares of the Company, entitling such holders to purchase Shares (such holders of common shares whom purchase Shares, collectively, Purchasers) at a subscription price of USD $1.66 per Share (Rights Offering), all as further provided in the prospectus contained in the Registration Statement (as such may be amended, the Prospectus); (ii) the Prospectus and (iii) the documents listed in Part 1 of Schedule 1 (Documents).
OUR REVIEW
For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in the Documents.
For the purposes of giving this opinion we have carried out the Company Search and the Litigation Search described in Part 3 of Schedule 1.
In giving this opinion we have relied upon and assume the accuracy and completeness of the certificates of the assistant secretary of the Company dated the date hereof (Certificates), the contents of which we have not verified.
We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.
Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Prospectus or Schedule 1, as applicable.

LIMITATIONS
Our opinion is limited to, and should be construed in accordance with, the laws of Bermuda at the date of this opinion. We express no opinion on the laws of any other jurisdiction.
This opinion is limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.
This opinion is given solely for the benefit of the addressees in connection with the matters referred to herein and, except with our prior written consent, it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever; provided that, we consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm in the Registration Statement; as Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.
ASSUMPTIONS AND RESERVATIONS
We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).
OPINIONS
1.    Incorporation and Status: The Company is incorporated as an exempted company limited by shares and existing under the laws of Bermuda and is a separate legal entity. The Company is in good standing with the Registrar of Companies of Bermuda.
2.    Common Shares: The issue of the Shares by the Company upon the exercise of subscription rights to purchase the Shares under the Rights Offering has been duly authorized by all necessary corporate action on the part of the Company and when allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents (defined below), the Shares to be issued by the Company upon such exercise of subscription rights will be validly issued, fully paid and non-assessable Shares of the Company.
Yours faithfully
Appleby (Bermuda) Limited

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

SCHEDULE 1
Part 1
The Documents
1.    An copy, in PDF format of the Registration Statement.
2.    A copy, in PDF format of the Prospectus.
Part 2
Other Documents Examined
1.    A certified copy of the certificate of incorporation of the Company dated effective 23 September 1996 (Certificate of Incorporation).
2.    A certified copy of the memorandum of association and bye-laws of the Company adopted effective 10 September 1996 (Constitutional Documents).
3.    A Certificate of Compliance, dated 3 October 2025 issued by the Registrar of Companies in respect of the Company (Certificate of Compliance).
4.    Certified copies of the minutes of a meeting of the board of directors of the Company held on 25 July 2025 (collectively, Resolutions).
5.    A copy of the results of the Litigation Search.
6.    A copy of the results of the Company Search.
7.    Certified copies of the “Foreign Exchange Letter” issued by the Bermuda Monetary Authority in relation to the Company.
8.    Executed copies, in PDF format, of each of the Certificates.
Part 3
Searches
1.    A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on file of the Company maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by an electronic company extract prepared by the Registrar of Companies on 3 October 2025 and the documents delivered by the Registrar of Companies in connection therewith (Company Search).
2.    The entries and filings shown in respect of each Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 3 October 2025 (Litigation Search).

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

SCHEDULE 2
Assumptions
We have assumed:
1.    (i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy completeness and conformity to original documents of all documents submitted to us as copies;
2.    that each of the Documents and other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;
3.    that there has been no change to the information contained in the Certificate of Incorporation and that the Constitutional Documents remain in full force and effect and are unamended;
4.    that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any Document executed by the Company are the signatures and initials of a person or persons authorised to execute the documents by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such Document;
5.    that each of the parties (other than the Company under Bermuda law) is incorporated, organised or registered (as the case may be) and in good standing (where such concept is legally relevant) under the laws which govern its capacity and has the capacity, power and authority, has fulfilled all internal authorisation procedures and completed all applicable filings and formalities, and has obtained all authorisations, approvals, consents, licences and exemptions required under the laws of any relevant jurisdiction to execute, deliver and perform its respective obligations under the Documents, as applicable, and the transactions contemplated thereby and has taken all necessary corporate and other action required and completed all applicable formalities required to authorise the execution of the Documents, as applicable, and the performance of its obligations thereunder, as applicable;
6.    the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in the Documents;
7.    the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company Search and the Litigation Search;
8.    that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Common Shares or which have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

9.    that (i) the Documents are in the form of the documents approved in the Resolutions; (ii) any meetings at which such Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout; (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and relevant Constitutional Documents; (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (v) the directors of the Company have concluded that the entry by the Company into the Documents, as applicable, and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company, as applicable;
10.    that there is no matter affecting the authority of the directors to effect the issuance of the Common Shares by the Company in accordance with the terms of the Prospectus and the Resolutions including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion;
11.    that the Company has filed the Prospectus in good faith for the purpose of carrying on its business and that at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Prospectus would benefit the Company;
12.    that, save for the documents provided to us, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Prospectus; and
13.    that no resolution to voluntarily wind up the Company has been adopted by the members and no event of a type which is specified in the Constitutional Documents as giving rise to the winding up of the Company (if any) has in fact occurred.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

SCHEDULE 3
Reservations
Our opinion is subject to the following:
1.    Good Standing: The term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.
2.    Non-Assessable: Any reference in this opinion to shares being non-assessable shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.
3.    Corporate Income Tax: The Corporate Income Tax Act 2023 (CITA) came into operation in its entirety on 1 January 2025 along with corresponding changes to the Exempted Undertakings Tax Protection Act 1966 (as amended) (EUTPA). As a result, there may be an imposition of corporate income tax to certain Bermuda constituent members of multinational groups with annual revenues of at least EUR 750 million in the consolidated financial statements of the ultimate parent entity for at least two of the four fiscal years immediately preceding the applicable fiscal year. Any liability for tax imposed under the CITA shall apply notwithstanding any assurance given pursuant to the EUTPA. Our opinion is reserved such that we express no opinion as to the application of the CITA to the Company or any related liability to tax of the Company arising pursuant to the CITA.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai